Exhibit 99.1

Albireo Reports Q4 and Year-End 2021 Financial Results and Business Update

–	BylvayTM (odevixibat) launched in the U.S. and Europe, 2021 product revenue, net $7 million

–	NICE endorses clinical and economic benefits of Bylvay

–	Phase 3 study in Alagille syndrome on track for readout in 2022

–	Reports $248.1 million of cash and cash equivalents, sufficient to fund operations into 2024

–	Company to host a conference call and webcast today at 10:00 a.m. ET

BOSTON — March 1, 2022 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare liver disease company developing novel bile acid modulators, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2021.

“The response to Bylvay from healthcare providers, patients and payors has been positive. As a result, we are pleased to have generated a significant number of patient starts that resulted in sales at the higher end of our 2021 guidance,” said Ron Cooper, President and Chief Executive Officer of Albireo. “For 2022, we look forward to increased Bylvay sales with launches in additional countries, completing enrollment in the two ongoing Phase 3 studies in Alagille syndrome and biliary atresia, and initiating clinical studies for both our novel/innovative pipeline compounds for adult liver and viral diseases.”

2021 and Upcoming Highlights

Bylvay (odevixibat)

Bylvay Launch Metrics	Full Year 2021	Q4	Q3
Net Sales	$7.0M ($5.3M U.S., $1.7M Intl)	$5.9M ($4.5M U.S., $1.4M Intl)	$1.1M ($0.8M U.S., $0.3M Intl)
Prescriptions (NRx)	93	65	28
Patients on Bylvay (Approved & reimbursed)	53	39	14
Potential Rollover Patients	~90	~90	100
Unique Prescribers Cumulative (U. S. only)	51	51	19

•	Bylvay was approved by the U.S. Food & Drug Administration (FDA) on July 20, 2021 and launched as the first drug for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC).

•	In Europe, Bylvay was authorized on July 16, 2021 for the treatment of all types of PFIC in patients aged 6 months or older by the European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA) on September 8, 2021. Bylvay is currently available in Germany and is expected to become available for sale in additional European countries following country price listings and reimbursement approvals.

•	On February 22, 2022, National Institute for Health and Care Excellence (NICE) issued guidance that recommended Bylvay for the treatment of all types of PFIC in people aged six months and older. With this final recommendation under the Highly Specialised Technologies (HST) pathway, Bylvay will be funded for use within 90 days in the National Health Service in England, Wales and Northern Ireland.

•	Pricing and reimbursement for Bylvay is proceeding according to plan with discussions ongoing in 13 additional countries, of which 10 are in active assessment or negotiation with payers. In addition to the NICE HST classification, in France Bylvay has received an SMR “Important” and ASMR III from the HAS Transparency Committee.

•	Bylvay will be available globally through our exclusive distribution and supply agreements with Medison Pharma, Ltd. in Israel, GEN İlaç in Turkey, Genpharm Services in Saudi Arabia and other Gulf countries, Jadeite Medicines Inc. in Japan and Swixx BioPharma AG in Central and Eastern Europe.

•	The Phase 3 ASSERT study in Alagille syndrome (ALGS) is enrolling as planned and remains on track to report topline data by the end of 2022.

•	The Phase 3 BOLD study, which is the first and only Phase 3 study of an IBAT inhibitor in biliary atresia, has passed the 50% enrollment milestone in 2021 and remains on track for topline data in 2024. Biliary atresia is the most common pediatric cholestatic liver disease with no approved drug treatment.

•	The PICTURE study was published in Orphanet Journal of Rare Disease. A multinational, retrospective, cross-sectional study, PICTURE evaluated and quantified the impact that PFIC has on caregivers and found a significant caregiver-reported burden on health-related quality of life (HRQoL), impairment of daily activities, reduced sleep, impact on work productivity, career building challenges and relationship strain. The study illustrates for the first time that PFIC levies a substantial burden that extends beyond the individuals with the disease to those caring for them.

Pipeline: Next Generation Bile Acid Modulators

•	Reported positive topline results from the Phase 1 clinical trial of A3907, the first and only oral systemic apical sodium-dependent bile acid transporter (ASBT) inhibitor in clinical development. The study achieved the pharmacokinetic, safety and tolerability objectives. The Company will advance A3907 and plans to initiate a Phase 2 study in adult liver disease by the end of 2022.

•	A2342 is the first oral sodium-taurocholate co-transporting peptide (NTCP) inhibitor developed for hepatitis B and D. The Company reported positive in vitro and in vivo preclinical data on the impact of A2342 on hepatitis B virus (HBV) infection and demonstrated NTCP target engagement. Plans are to advance A2342 into Phase 1 first-in-human studies by the end of 2022.

Corporate

•	In October 2021, the Company entered into an exclusive licensing agreement with Jadeite Medicines, Inc. for the development and commercialization of Bylvay in Japan for PFIC, ALGS and biliary atresia. Under the terms of the agreement, Jadeite Medicines, a biopharmaceutical platform company focused on developing innovative pharmaceutical products, will be responsible for clinical development, regulatory approval and commercialization of Bylvay in Japan, where there is significant market opportunity. In addition to an upfront payment of $15 million, Albireo is entitled to receive up to $120 million in milestone payments and double-digit royalties.

•	In Q4, the Company announced the appointment of Constantine Chinoporos as Chief Business Officer and a member of the Albireo Enterprise Leadership Team, bringing 30 years of experience in business development, new product planning operations, corporate development, global licensing and divestitures. Mr. Chinoporos is responsible for creating a forward integration strategy to accelerate Albireo’s growth and maximize the value of our opportunities.

•	The Company will be presenting at the upcoming Cowen 42nd Annual Health Care Conference being held March 7-9, 2022.

Fourth Quarter 2021 Financial Results

•	Product revenue, net was $5.9 million for the fourth quarter of 2021 due to Bylvay patient sales and initial inventory stocking at specialty pharmacies. Bylvay was approved during the third quarter of 2021, therefore there was no product revenue for the fourth quarter of 2020.

•	Royalty revenue was $11.6 million for the fourth quarter of 2021, compared with $2.7 million for the fourth quarter of 2020, an increase of $8.9 million. The increase relates to higher estimated royalty revenue and an achievement of a $8.6 million milestone to be received from EA Pharma for elobixibat for the treatment of chronic constipation, which is passed on to HealthCare Royalty Partners.

•	License revenue was $15 million for the fourth quarter of 2021 due to cash received related to the upfront fee from the recently announced Japan licensing agreement. There was no license revenue for the fourth quarter of 2020.

•	Cost of product revenue was $0.9 million for the fourth quarter of 2021. Following approval of Bylvay, certain manufacturing and quality headcount costs are now included in cost of product revenue. There were no material costs, as materials related to current product sold was expensed prior to approval. Bylvay was approved during the third quarter of 2021, therefore there was no cost of product revenue for the fourth quarter of 2020.

•	R&D expenses were $20.6 million for the fourth quarter of 2021 compared with $20.1 million for the fourth quarter of 2020, an increase of $0.5 million. The increase in R&D expenses for the fourth quarter of 2021 was principally due to expenses related to the A3907 study offset by lower expenses for Bylvay studies and personnel costs.

•	Selling, general and administrative expenses were $19.7 million for the fourth quarter of 2021 compared with $14.2 million for the fourth quarter of 2020, an increase of $5.6 million. The increase is attributable to personnel and related expenses as we continue to increase our headcount, and commercialization activities related to Bylvay.

•	Net loss for the fourth quarter of 2021 was $11.0 million, or $(0.57) per share, compared to $24.8 million, or $(1.30) per share for the fourth quarter of 2020.

Financial Results for the Year Ended December 31, 2021

•	Product revenue, net was $7.0 million for the year ended December 31, 2021 due to Bylvay patient sales and initial inventory stocking at specialty pharmacies. Bylvay was approved during the third quarter of 2021, therefore there was no product revenue for the year ended December 31, 2020.

•	Royalty revenue was $18.6 million for the year ended December 31, 2021, compared with $8.3 million for the year ended December 31, 2020, an increase of $10.3 million. The increase relates to higher estimated royalty revenue and an achievement of a $8.6 million milestone to be received from EA Pharma for elobixibat for the treatment of chronic constipation, which is passed on to HealthCare Royalty Partners.

•	License revenue was $15.0 million for the year ended December 31, 2021 due to cash received related to the upfront fee from the recently announced Japan licensing agreement. There was no license revenue for the year ended December 31, 2020.

•	Cost of product revenue was $1.4 million for the year ended December 31, 2021. Following the approval of Bylvay, certain manufacturing and quality headcount costs are now included in cost of product revenue. There were no material costs, as materials related to current product sold was expensed prior to approval. Bylvay was approved during the third quarter of 2021, therefore there was no cost of product revenue for the year ended December 31, 2020.

•	R&D expenses were $82.5 million for the year ended December 31, 2021 compared with $76.8 million for the year ended December 31, 2020, an increase of $5.7 million. The increase in R&D expenses for the 2021 period was principally due to expenses related to the Bylvay Phase 3 studies and A3907, partially offset by decreases in expenses for preclinical studies, and in the previous year the completion of the PEDFIC1 study, and the completion of the elobixibat Phase 2 study in NASH.

•	Selling, general and administrative expenses were $69.6 million for the year ended December 31, 2021 compared with $42.4 million for the year ended December 31, 2020, an increase of $27.1 million. The increase is attributable to personnel and related expenses as we continue to increase our headcount, and commercialization activities related to Bylvay.

•	Net loss for the year ended December 31, 2021 was $34.0 million, or $(1.77) per share, compared to $107.6 million, or $(6.73) per share for the year ended December 31, 2020.

•	The Company had cash and cash equivalents of at least $248.1 million as of December 31, 2021 versus $262.6 million as of September 30, 2021. The Company expects to have sufficient cash into 2024 based on current revenue and expense projections. Bylvay Q1 2022 sales are expected to be between $5-6 million.

Conference Call

Albireo will host a conference call and webcast today, March 1st at 10:00 a.m. ET. To access the live conference call by phone, dial 877-407-0792 (domestic) or 201-689-8263 (international), and provide the access code 13727211. A live audio webcast will be accessible from the Investors page at ir.albireopharma.com/. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Investors page of Albireo’s website for 3 months following the event.

About Bylvay (odevixibat)

Bylvay is the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC). Limitation of Use: BYLVAY may not be effective in PFIC type 2 patients with ABCB11 variants resulting in non-functional or complete absence of bile salt export pump protein (BSEP-3). The European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA) have also granted marketing authorization of Bylvay for the treatment of PFIC in patients aged 6 months or older. Bylvay is available in Germany and the UK and will be available for sale in other European countries following pricing and reimbursement approval. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay acts locally in the small intestine. Bylvay can be taken as a capsule for patients that are able to swallow capsules, or opened and sprinkled onto food, which is a factor of key importance for adherence in a pediatric patient population. The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency. The medicine can only be obtained with a prescription. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of Alagille syndrome, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT Phase 3 study for Alagille syndrome.

Important Safety Information

•	The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency.
•	Liver Test Abnormalities: Patients should obtain baseline liver tests and monitor during treatment. Dose reduction or treatment interruption may be required if abnormalities occur. For persistent or recurrent liver test abnormalities, consider treatment discontinuation.
•	Diarrhea: Treat dehydration. Treatment interruption or discontinuation may be required for persistent diarrhea.
•	Fat-Soluble Vitamin (FSV) Deficiency: Patient should obtain baseline vitamin levels and monitor during treatment. Supplement if deficiency is observed. If FSV deficiency persists or worsens despite FSV supplementation, discontinue treatment.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat rare pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and it is also being developed to treat other rare pediatric cholestatic liver diseases with Phase 3 trials in Alagille syndrome and biliary atresia, as well as an Open-label Extension (OLE) study for PFIC. In Europe, Bylvay has been approved for the treatment of PFIC with pricing listing in Germany and guidance from the National Institute for Health and Care Excellence (NICE) recommending Bylvay for use in the National Health Service in the England, Wales and Northern Ireland UK. The Company has also completed a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies progressing with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. The Boston Business Journal named Albireo one of the 2019 and 2020 Best Places to Work in Massachusetts. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the PEDFIC 2 open-label trial in patients with PFIC; the pivotal trial for Bylvay in biliary atresia (BOLD); the pivotal trial for Bylvay in Alagille syndrome (ASSERT); the Phase 2 study for A3907 the IND-enabling or clinical studies for A2342; the target indication(s) for development or approval; the timing for initiation or completion of or availability or reporting of results from any clinical trial, including the long-term open-label extension study for Bylvay in PFIC, the BOLD and ASSERT trials, the Phase 2 study for A3907, and the IND-enabling and clinical studies for A2342; expectations that biliary atresia is the most common pediatric cholestatic liver disease with no approved drug treatment; expectations that the Company’s distribution and supply agreements will drive availability of Bylvay in key markets globally, and potential revenue that may be generated by such agreements; potential regulatory approval and plans for potential commercialization of Bylvay in additional countries; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; Bylvay’s funding for use in the National Health Service in England, Wales and Northern Ireland; future price listings and reimbursement approvals of Bylvay; the length of time for which Albireo’s cash resources are expected to be sufficient; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC may be different than observed in clinical trials, and may vary among patients; other potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in indications other than PFIC, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications beyond the jurisdictions in which or indications for which Bylvay is currently approved; there is no guarantee that our other products candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD and ASSERT and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contact:
Colleen Alabiso, 857-356-3905,colleen.alabiso@albireopharma.com

Lance Buckley, 917-439-2241, lbuckley@lippetaylor.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578

Albireo Pharma, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$248,107	$251,272
Accounts receivable, net	3,272	—
Inventory	194	—
Prepaid expenses	5,261	7,564
Other current assets	12,096	3,029
Total current assets	268,930	261,865
Property and equipment, net	668	478
Goodwill	17,260	17,260
Other assets	15,193	6,004
Total assets	$302,051	$285,607
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,516	$5,283
Accrued expenses	35,951	19,051
Other current liabilities	2,880	948
Total current liabilities	45,347	25,282
Liability related to sale of future royalties	60,132	65,894
Note payable, net of discount	10,004	9,621
Other long-term liabilities	10,960	3,579
Total liabilities	126,443	104,376
Stockholders’ Equity:
Preferred stock, $0.01 par value per share — 50,000,000 shares authorized at December 31, 2021 and December 31, 2020; 0 and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.01 par value per share — 60,000,000 and 30,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively; 19,304,312 and 19,296,552 shares issued and outstanding at December 31, 2021, respectively, and 19,107,040 shares issued and outstanding at December 31, 2020	193	191
Additional paid-in capital	475,390	456,472
Accumulated other comprehensive income (loss)	1,105	(8,612)
Accumulated deficit	(300,850)	(266,820)
Treasury stock at cost, 7,760 shares and 0 shares at December 31 2021 and December 31, 2020, respectively	(230)	—
Total stockholders’ equity	175,608	181,231
Total liabilities and stockholders’ equity	$302,051	$285,607

Albireo Pharma, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 3l		Year Ended December 31.
	2021	2020	2021	2020
Revenue:
Product revenue, net	$5,933	$—	$6,993	$—
Royalty revenue	11,588	2,716	18,586	8,308
License revenue	15,000	—	15,000	—
Total revenue	32,521	2,716	40,579	8,308
Cost of product revenue	925	—	1,356	—
Gross profit	31,596	2,716	39,223	8,308
Operating expenses:
Research and development	20,602	20,050	82,522	76,777
Selling, general and administrative	19,744	14,158	69,569	42,448
Other operating expense (income), net	2,744	(10,090)	10,617	(14,646)
Total operating expenses	43,090	24, 118	162,708	104,579
Operating loss	(11,494)	(21,402)	(123,485)	(96,271)
Other income (loss):
Gain from sale of priority review voucher, net of transaction costs	—	—	103,387	—
Interest expense, net	(3,257)	(3,397)	(13,932)	(11,362)
Net loss before income taxes	(14,751)	(24,799)	(34,030)	(107,633)
Benefit for income taxes	3,789	—	—	—
Net loss	$(10,962)	$(24,799)	$(34,030)	$(107,633)
Net loss per common share - basic and diluted	$(0.57)	$(130)	$(1.77)	$(6.73)
Weighted-average common shares used to compute basic and diluted net loss per common share	19,290,017	19,082,963	19,220,846	15,983,058